Exhibit 3.2

                     CERTIFICATE OF THE DESIGNATIONS, NUMBER
                    VOTING POWERS, PREFERENCES AND RIGHTS OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                            MB SOFTWARE CORPORATION


                         Pursuant to Section 2.13 of the
                 Business Corporation Act of the State of Texas



        MB Software Corporation, a corporation organized and existing under the Business Corporation Act of the State of Texas (the "Corporation"),

        DOES HEREBY CERTIFY:

        That, pursuant to the authority expressly vested in the Board of Directors of the Corporation (the "Board of Directors") by Article Four of the Articles of Incorporation of the Corporation, as amended (the "Articles of Incorporation"), the Board of Directors duly adopted, by written consent dated as of October 31, 2007, a resolution providing for the creation of a series of preferred stock, par value $10.00 per share (the "Preferred Stock"), consisting of 51,000 shares of Series A Convertible Preened Stock, which resolution is as follows:

               RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of Article Four of the Restated Articles of Incorporation of the Corporation, the Board of Directors hereby mates a series of preferred stock, par value $10.00 per share, of the Corporation, and hereby fixes the designations, powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, of the shares of such series, in addition to those set forth in the Articles of Incorporation, as follows:

        1. Designation and The shares of such series shall be designated "Series A Convertible Preferred Stock" (the "Series A Stock") and the number of shares constituting such series shall be 51,000.Designation

          A. Designation. Fifty One Thousand (51,000) shares of the authorized preferred stock, $10.00 par value per share, are hereby designated as "Series A Convertible Preferred Stock' ("Series A Preferred"). The Series A Stock shall have rights and preferences relative to all other classes and series of the capital stock of the Corporation as set forth herein.

          B. Dividends. Holders of shares of Series A Stock shall participate on an "as converted" basis with the holders of common stock, par value 50.001 per share, of the Corporation (the "Common Stock"), with respect to the payment of any dividends by the Corporation.


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          C. Liquidation.  Holders of shares of Series A Stock shall participate on an "as converted" basis with the holders of Common Stock with respect to the payment of the proceeds of the Corporation from the liquidation,
     dissolution  or  winding  up  of  the  Corporation,   either  voluntary  or
     involuntary.Voting

          D. Voting. The holders of shares of Series A Stock shall vote together with the holders of Common Stock as a single class. The holder of each sham of Series A Stock (i) shall be entitled to the number of votes with to such share equal to the number of shares of Common Stock into which such share of Series A Stock could be converted on the record date for the subject vote or written consent (or, there is no such record date, then on the date that such vote is taken or consent is effective) and (ii) shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws o the Corporation. Fractional votes shall not be permitted, and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares; of Series A Stock held by each holder could be converted) shall be reduced to the nearest whole number.

          E. Automatic Conversion

               (i) Each share of Series A Stock shall automatically be converted into ten (100) shares of Common Stock (as the same may be equitably adjusted after the date of issuance for any stock splits, combinations, consolidations, recapitalizations, reorganizations, reclassifications, stock distributions, stock dividends or other similar events) at such time as the shareholders of the Corporation have approved an amendment to the Articles of Incorporation of the Corporation increasing the authorized shares of Common Stock of the Corporation from 20,000,000 shams to 100,000,000 shares ( "Amendment'). The Corporation expects to receive such approval at its next annual meeting of shareholders, which is scheduled to be held in February. Holders of at least 65% of the issued and outstanding shares of Common Stock have indicated that they will vote in favor of such amendment. Following approval of the Amendment by the shareholders of the Corporation, and filing of the same with the Secretary of State of Texas, the Corporation shall give written notice thereof to all holders of record of shares of Series A Stock. Such notice shall be sent by first class mail, postage prepaid, to each holder of record of Series A Stock at such holder's address as shown in the records of the Corporation. Each holder of shares of the Series A Stock shall surrender the certificate or certificates for all such shares to the Corporation at the place designated in such notice and shall thereafter receive certificates for the numb of shares of Common Stock to which such bolder is entitled. Notwithstanding anything herein to the contrary, shares of Series A Stock shall be deemed to have been converted upon filing of the Amendment with the Secretary of State of Texas.

               (ii) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Stock pursuant hereto.

               (iii) All shares of Common Stock that may be issued upon conversion of the shares of Series A Stock will upon issuance by the Corporation be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.


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               (iv) The  Corporation  will not, by  amendment of the Articles of
          Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation.

          F. Amendment Waiver, Any term of the Series A Stock may be amended or waived upon the written consent of the Corporation and the holders of at least a majority of the Series A Stock then outstanding, voting together as a single class.

          G. Action By Holden Any action or consent to be taken or given by the holders of the Series A Stock may be given either at a meeting of the holders of the Series A Stock called and held for such purpose or by written consent.

        IN WITNESS WHEREOF, MB Software Corporation has caused this Certificate to be signed by Scott A. Haire, its Chief Executive Officer, this 30 day of November, 2007.

                                                  MB SOFTWARE CORPORATION


                                                  By: Scott A. Haire
                                                      ---------------
                                                      Scott A. Haire
                                                      Chief Executive Officer